Exhibit 99.1

EXPRESSJET REPORTS DECEMBER 2009 PERFORMANCE; ANNOUNCES 2010 FLEET ALLOCATION

                HOUSTON, Jan. 11, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reported traffic and capacity results for December 2009 and announced its expected fleet allocation for 2010.

Scheduled Flying

                During the month, ExpressJet revenue passenger miles (RPM) totaled 692 million, and available seat miles (ASM) flown were 873 million.  ExpressJet's December load factor, operating as Continental Express, was 79.3%.  The company flew 57,465 block hours and operated 29,975 departures during the month as Continental Express.  During the month, ExpressJet transitioned four aircraft from its Continental Express flying to begin preparing for the multi-year agreement that begins with United Airlines in May 2010.

Corporate Aviation

                ExpressJet flew 2,336 block hours during the month in its Corporate Aviation (charter) division, including 1,639 block hours flown under a short-term arrangement with United Airlines that began December 1.  During the month, ExpressJet’s fleet within the Corporate Aviation division consisted of eight 41-seat aircraft and 22 50-seat aircraft.

2010 Fleet Allocation

                As previously announced, ExpressJet will operate 22 ERJ-145 aircraft under the United Express brand beginning in May 2010.  Prior to May 1, 2010, ExpressJet will operate up to 22 aircraft under a short-term arrangement for United to assist with the transition of flying from their previous partner. The arrangement began with three aircraft on December 1, and is scheduled to increase to 22 aircraft by March 2010.  With the addition of this flying, ExpressJet expects its 2010 fleet to equal 244 aircraft allocated as follows:

•	206 aircraft flying as Continental Express;
•	22 aircraft flying as United Express, increasing to 32 aircraft from May to October 2010; and
•	16 aircraft operating within the charter division, decreasing to six aircraft from May to October 2010.

                The eight aircraft being transitioned from Continental Express are being subleased by ExpressJet.

About ExpressJet

              ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 130 scheduled destinations in North America and the Caribbean with approximately 1,100 departures per day.  Operations include a capacity purchase agreement for Continental as well as an announced agreement with United; providing clients customized 41-seat and 50-seat charter options (www.expressjet.com/charter); and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports December 2009 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

	Month Ending December 31, 2009		Month Ending December 31, 2008		Year Over Year Change
	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	692		625		11%
Available Seat Miles (ASM) (millions)	873		807		8%
Passenger Load Factor	79.3%		77.4%		2.0 pts
Block Hours	57,465	2,336	54,202	572	6%	n/m
Departures	29,975		27,488		9%
Stage Length	584		589		(1%)
Fleet	214	30	214	30	0%	0%

Year to date	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	7,848		7,857		(0%)
Available Seat Miles (ASM) (millions)	10,142		10,176		(0%)
Passenger Load Factor	77.4%		77.2%		0.2 pts
Block Hours	656,790	20,509	686,684	8,280	(4%)	n/m
Departures	349,733		358,631		(2%)
Stage Length	582		582		0%
Fleet	214	30	207	16	3%	87%

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